Exhibit 99.1

KKR Appoints Xavier Niel as New Independent Director

NEW YORK, March 2, 2018 — KKR & Co. L.P. (NYSE: KKR) today announced that effective March 1, 2018, Xavier Niel has been appointed to the Board of Directors of KKR Management LLC, the managing partner of KKR.  His appointment will bring the number of independent directors on KKR’s Board to seven out of a total of eleven Board seats.

Mr. Niel serves as Deputy Chairman of the Board of Directors and Chief Strategy Officer of Iliad SA.

KKR’s other independent directors include David Drummond (Senior Vice President, Corporate Development and Chief Legal Officer of Alphabet Inc.), Joseph Grundfest (Stanford Law Professor and former Commissioner of the Securities and Exchange Commission), John Hess (Director and Chief Executive Officer of Hess Corporation), Patricia Russo (former Chief Executive Officer of Alcatel-Lucent), Thomas Schoewe (former Chief Financial Officer of Walmart) and Robert Scully (former member of the Office of the Chairman of Morgan Stanley).

About KKR
KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Investor Relations:
Craig Larson
+1-877-610-4910 (U.S.) / +1-212-230-9410
investor-relations@kkr.com

or

Media:
Kristi Huller or Cara Major
+1-212-750-8300
media@kkr.com